INFORMATION
 Lynn Chipperfield
 101 South Hanley Road
 St. Louis, Missouri  63105
 314-863-1100
 www.furniturebrands.com

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------


                FURNITURE BRANDS INTERNATIONAL REPORTS SALES AND
                      EARNINGS FOR THE THIRD QUARTER 2001;

                COMPANY COMPLETES MULTI-YEAR DELEVERAGING PROGRAM
                    BY REPAYING $60 MILLION IN LONG-TERM DEBT


St. Louis, Missouri, October 24, 2001 -- Furniture Brands International (NYSE:FBN) announced today operating results for the third quarter and first nine months of 2001.

Net sales for the third quarter were $448.7 million, off 10.2% from the third quarter in 2000. For the nine months, net sales were $1,414.5 million, a decrease of 11.4% from the same period in 2000. The decrease in sales in the quarter arose primarily from an overall softness in order trends which has been ongoing for more than a year. Most of the sales decrease occurred at Broyhill and Thomasville, as their product lines are more heavily concentrated in case goods (wood). Lane, with a product line more skewed toward upholstery, reported sales that were essentially flat with last year.

Net earnings for the third quarter were $13.9 million or $0.27 per diluted common share. Restructuring charges related to the realignment of selected domestic manufacturing operations totaled $1.2 million (net of an income tax benefit of $0.6 million) or $0.02 per common share. Excluding these restructuring charges, the company's net earnings would have been $15.1 million, or $0.29 per common share. Net earnings for the nine months were $35.2 million, or $0.69 per common share. Excluding all asset impairment and other restructuring charges, net earnings for the nine-month period would have been $49.4 million, or $0.96 per common share.

Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (most of which will no longer be required beginning next year due to a recent change in accounting rules) and the asset impairment and other restructuring charges, the company would have reported diluted net earnings per common share of $0.34 for the third quarter and $1.11 for the nine months.

W. G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands International, stated: "The weakness in order activity continued in the third quarter even though somewhat improved over both the first and second quarters. Costs associated with the plant closings and other realignments announced earlier in the year were still impacting our operating margins, but those costs will be largely absorbed by the end of the year. The Lane reorganization, in particular, is moving forward on schedule and costs associated with that will be fully absorbed by year end.

"The third quarter was a record cash flow period for us," Mr. Holliman continued. "We generated $70.3 million in cash from operations, of which $59.6 million was used to repay long-term debt. Long-term debt at the end of the quarter stood at $314.4 million, representing a debt to book capitalization ratio of 33.5%, well below our long-standing target of 40%. We have completed our debt reduction program and are now accumulating cash."

Mr. Holliman added, "We were beginning to see a modest improvement in incoming order activity in early September, but any such recovery was stalled by national and international events. Order rates have generally returned to pre-September 11 levels, but we have yet to see any sustained improvement and we do not expect any meaningful change in these trends by the end of the year. Excluding all restructuring charges, our current projection for earnings per share in the fourth quarter is in the $0.34 to $0.39 range, which will put us at $1.30 to $1.35 for the full year 2001.

"As we look ahead to 2002, our current planning is for flat to modestly down first half sales with a recovery beginning mid-year and accelerating through the second half. We are currently in the budgeting process for next year, and we will provide you with a preliminary earnings range when we issue our update in early December. Our overall business outlook is, obviously, very preliminary and will be updated in future releases as well."

Mr. Holliman concluded, "2001 has been a difficult year for our company and for our industry, but our strong balance sheet and substantial free cash flow have put us in a position to take advantage of this unsettled business environment. In addition, the bold steps we have taken this year to remove costs and to make our operations more efficient should result in substantially improved operating profit margin performance going forward. As we consider the strategic growth alternatives available to us, our balance sheet and our earnings power will factor significantly to our advantage."

Furniture Brands International is an industry-leading branded consumer products company manufacturing home furnishings under three of the most recognizable brand names in the furniture industry -- Broyhill, Lane and Thomasville. The company's products cover a broad spectrum of style and price categories and are distributed through an extensive network of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected sales, earnings per share, profit margins, and cash flow for the fourth quarter and full year 2001 and for the full year 2002, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports.

A conference call will be held to discuss the third quarter results at 7:30 A.M.
(Central   Time)  on  October   25,   2001.   The  call  can  be   accessed   at
www.streetevents.com, or on the company's website at www.furniturebrands.com .


                         FURNITURE BRANDS INTERNATIONAL
                         CONSOLIDATED OPERATING RESULTS
                     (Dollars in thousands except per share)
                                   (Unaudited)

                                                                    Three Months Ended                      Nine Months Ended
                                                                         September 30,                           September 30,
                                                                    2001             2000                2001               2000
                                                                 ------------    -----------        -------------      -------------

Net sales...................................................      $448,682         $499,746           $1,414,512         $1,596,772
Costs and expenses:
  Cost of operations........................................       327,787          363,122            1,033,237          1,148,830
  Selling, general and administrative expenses..............        82,115           77,382              251,392            245,676
  Depreciation and amortization (A).........................        13,507           14,548               43,530             45,395
  Asset impairment charges..................................          -                 -                 18,000              -
                                                                 ----------        ---------         ------------       ------------
Earnings from operations....................................        25,273           44,694               68,353            156,871

Interest expense............................................         5,197            8,727               17,505             27,644
Other income, net...........................................           790              404                2,209              2,098
                                                                 -----------       ---------         -----------        ------------
Earnings before income tax expense
   and extraordinary item...................................        20,866           36,371               53,057            131,325
Income tax expense..........................................         6,995           12,998               17,858             47,209
                                                                 -----------       ---------         -----------        ------------
Net earnings before extraordinary item......................        13,871           23,373               35,199             84,116
Extraordinary item (B)......................................         -                  -                     -              (2,522)
                                                                 -----------       ---------         -----------        ------------

Net earnings................................................       $ 13,871        $ 23,373          $    35,199        $    81,594
                                                                 ===========      ==========         ===========        ============


Net earnings per common share (diluted):
    As reported -
      Before extraordinary item.............................          $0.27           $0.46               $0.69               $1.67
      Extraordinary item....................................            -               -                   -                 (0.05)
                                                                 -----------      ----------          ----------        ------------
        Total...............................................          $0.27           $0.46               $0.69               $1.62
                                                                 ===========      ==========          ==========        ============

    As adjusted - (C)
      Before extraordinary item.............................          $0.34           $0.52               $1.11               $1.83
      Extraordinary item....................................            -               -                   -                 (0.05)
                                                                 -----------      -----------          ----------       ------------
        Total...............................................          $0.34           $0.52               $1.11               $1.78
                                                                 ===========      ===========          ==========       ============
Average diluted common shares
  outstanding (in thousands)................................         51,466          50,470               51,255             50,424
                                                                 ===========       ==========          ==========       ============

(A) Includes $3,047 and $3,447 for the three months ended September 30, 2001 and 2000, respectively, and $9,319 and $10,279 for the nine months ended
     September 30, 2001 and 2000, respectively, related to the 1992 asset revaluation.

(B)  Early extinguishment of debt, net of tax benefit.

(C) Adjusted to remove the depreciation and amortization related to the 1992 asset revaluation as well as the asset impairment charges and employee severance and other closing costs related to the 2001 restructuring of selected domestic manufacturing operations, net of tax benefit.





                         FURNITURE BRANDS INTERNATIONAL

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)




                                                                                   September 30,           December 31,
                                                                                            2001                   2000
                                                                              ------------------      -----------------
Assets

Current assets:
  Cash and cash equivalents..........................................               $     19,399           $     14,606
  Receivables, net...................................................                    313,906                351,804
  Inventories........................................................                    278,766                294,454
  Prepaid expenses and other current assets .........................                     28,752                 30,717
                                                                                   -------------          -------------
    Total current assets ............................................                    640,823                691,581
Net property, plant and equipment ...................................                    261,234                303,235
Intangible assets....................................................                    279,731                289,895
Other assets.........................................................                     24,611                 20,127
                                                                                   -------------          -------------
                                                                                      $1,206,399             $1,304,838
                                                                                      ==========             ==========

Liabilities and Shareholders' Equity

Current liabilities:
  Accrued interest expense ..........................................              $       4,265          $       7,646
  Accounts payable and other accrued expenses .......................                    153,008                135,472
                                                                                    ------------           ------------
    Total current liabilities........................................                    157,273                143,118
Long-term debt ......................................................                    314,400                462,000
Other long-term liabilities..........................................                    109,870                115,815

Shareholders' equity ................................................                    624,856                583,905
                                                                                    ------------           ------------
                                                                                      $1,206,399             $1,304,838
                                                                                      ==========             ==========
